Exhibit 3.3

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
MERGE HEALTHCARE INCORPORATED

Merge Healthcare Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.	The name of the Corporation is Merge Healthcare Incorporated.

2.	This Certificate of Amendment (this “Amendment”) of Certificate of Designation of Series A Convertible Preferred Stock of the Company (as previously amended, the “Certificate of Designation”), was duly approved by the Board of Directors of the Company, effective as of June 17, 2015. The resolutions setting forth the proposed Amendment are as follows:

RESOLVED, that Section 3 of the Certificate of Designation be amended by deleting the following words:

“Investor Forced Redemption Outside Date” shall have the meaning set forth in Section 6(a).”

FURTHER RESOLVED, that Section 6 of the Certificate of Designation be amended by deleting Section 6(a)(2) in its entirety.

3.	That thereafter, said Amendment has been consented to and authorized by the holders of all the issued and outstanding stock entitled to vote thereon as of June 17, 2015.

IN WITNESS WHEREOF, said MERGE HEALTHCARE INCORPORATED has caused this Certificate to be signed by its Secretary this 17th day of June, 2015.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin C. Dearborn
Justin C. Dearborn
Its:	Secretary